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                       April 1, 2024

       Andrew Bonfield
       Chief Financial Officer
       Caterpillar Inc.
       5205 N. O'Connor Blvd.
       Suite 100
       Irving, TX 75039

                                                        Re: Caterpillar Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2023
                                                            File No. 001-00768

       Dear Andrew Bonfield:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Technology
       cc:                                              Nikki Puza